Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111 Ed Merritt Treasurer and VP of Investor Relations (651) 787-1068
April 27, 2017

DELUXE REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS
Revenue increases 6.2% over last year – exceeds high end of outlook
Diluted EPS $1.16; Adjusted diluted EPS of $1.25 increases 5% – exceeds high end of outlook
Adjusts full year outlook for diluted EPS and tightens outlook for adjusted diluted EPS

St. Paul, Minn. – April 27, 2017 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the first quarter ended March 31, 2017. Key financial highlights include:

	Q1 2017	Q1 2016	% Change
Revenue	$487.8 million	$459.3 million	6.2%
Net Income	$57.1 million	$58.1 million	(1.7%)
Diluted EPS – GAAP	$1.16	$1.18	(1.7%)
Adjusted Diluted EPS – Non-GAAP	$1.25	$1.19	5.0%

A reconciliation of diluted earnings per share (EPS) on a GAAP basis and adjusted diluted EPS on a non-GAAP basis is provided after the Forward-Looking Statements.

Revenue exceeded the Company’s prior outlook driven by the Small Business Services segment and a strong performance from the Financial Services segment, primarily from the recent acquisition of FMCG Direct which was acquired in December 2016. GAAP Diluted EPS was at the high end of the range of the prior outlook, despite recognizing a $0.07 per share asset impairment charge during the quarter related to a business held for sale and adjusted diluted EPS exceeded the prior outlook due to strong operating performance in all segments. The Company exceeded the high end of the adjusted diluted EPS previous outlook by $0.08 per share due to higher than expected revenue and results from FMCG which drove $0.06 per share, a lower tax rate which drove $0.03 per share, higher revenue from each of the three segments which drove $0.02 per share and these were partially offset by a legal settlement and expenses in Financial Services of $0.03 per share.

“We delivered very strong first quarter results to start the year,” said Lee Schram, CEO of Deluxe. “Both revenue and adjusted diluted EPS exceeded our expectations and marketing solutions and other services grew 20 percent over the prior year and ended the quarter at over 35 percent of total revenue. We are pleased with early results from recent acquisitions and based on our strong overall performance in the quarter, we are slightly tightening our full year adjusted diluted earnings per share outlook. We continue to expect that we will deliver another strong year of revenue, earnings and operating cash flow growth.”

First Quarter 2017 Highlights:

•
Revenue increased 6.2% year-over-year, driven by Small Business Services which grew 6.1% and includes the results of several small tuck-in acquisitions and from growth in Financial Services of 10.7% driven by the results of FMCG Direct and Data Support Systems, which were acquired in the fourth quarter of 2016.

•	Revenue from marketing solutions and other services increased 19.7% year-over-year and grew to 35.3% of total revenue in the quarter.

•
Gross margin was 63.3% of revenue, compared to 64.2% in the first quarter of 2016. The impact of acquisitions and increased delivery and material costs were only partially offset by previous price increases and continued improvements in manufacturing productivity.

•
Selling, general and administrative (SG&A) expense increased 7.6% from last year primarily due to additional SG&A expense from acquisitions, $2.5 million of legal settlement and expenses in Financial Services, and higher new acquisition and brand awareness spend which were partially offset by continued cost reduction initiatives in all segments and a $6.8 million gain on the sale of two small company owned businesses that were sold into the distributor network. SG&A as a percent of revenue was 44.4% in the quarter compared to 43.9% last year.

•
Operating income decreased 7.7% year-over-year and includes restructuring and transaction-related costs in both periods and a $5.3 million asset impairment charge in 2017. Adjusted operating income, which excludes these items, decreased 1.4% year-over-year primarily from the continuing decline in check and forms usage, investments in various growth initiatives, higher legal and medical costs and the impact of acquisitions, including acquisition-related amortization. Partially offsetting these decreases were price increases, continued cost reduction initiatives and the $6.8 million gain from the sale of two small company owned businesses that were sold into the distributor network.

•
Diluted EPS decreased 1.7% year-over-year. Excluding restructuring and transaction-related costs in both periods and the asset impairment charge in 2017, adjusted diluted EPS increased 5.0% year-over-year driven primarily by a favorable tax rate and lower average shares outstanding.

Segment Highlights
Small Business Services

•
Revenue of $308.1 million was slightly better than our expectations and increased 6.1% year-over-year due primarily to increased marketing solutions and other services revenue, partially offset by the decline in check and forms usage. From a channel perspective, revenue increased in the online, major accounts, Canada and dealer channels, including benefits from previous price increases.

•
Operating income of $52.6 million increased $1.5 million from last year. Adjusted operating income, which excludes restructuring and transaction-related costs in both periods and an asset impairment charge in 2017, increased $7.1 million or 1.2 points year-over-year due to price increases, continued cost reductions and the gain from the sale of two small company owned businesses that were sold into the distributor network, partially offset by the decline in check and forms usage and increases in new acquisition and brand awareness spending.

Financial Services

•
Revenue of $140.8 million was much better than our expectations and increased 10.7% year-over-year primarily due to growth in marketing solutions and other services, which includes incremental revenue from the acquisitions of FMCG Direct and Data Support Systems in the fourth quarter of 2016.

•
The FMCG Direct incremental revenue of approximately $8 million resulted from the conversion of their cash-basis accounting to GAAP accounting which affected the timing of our previous revenue outlook. Revenue was pulled forward from later quarters but did not impact our expectations for full year 2017 revenue.

•	Revenue also benefitted from the impact of price increases. These increases in revenue were partially offset by the secular decline in check usage.

•
Operating income of $20.4 million decreased $6.3 million compared to last year. Adjusted operating income decreased $6.1 million or 6.3 points compared to last year driven by the secular decline in check usage, the $2.5 million legal settlement and expenses and the loss of revenue and operating income from Deluxe Rewards highlighted on the fourth quarter earnings call that collectively contributed 2.5 points of the variance. Recent acquisitions, even though they were slightly accretive to operating income including acquisition amortization, drove an additional 2.4 points of the unfavorable variance. These items were only partially offset by continued benefits of cost reductions and price increases.

Direct Checks

•	Revenue of $38.9 million was slightly better than expectations and declined 6.9% year-over-year due primarily to the secular decline in check usage.

•
Operating income of $12.5 million decreased $2.3 million or 3.3 points compared to last year due to lower order volume and a timing shift to the first quarter of marketing spend to optimize response rates. These decreases were only partly offset by cost reductions.

Other Highlights

•	Cash provided by operating activities for the first quarter of 2017 was $74.3 million, an increase of $1.6 million compared to 2016.

•	The Company repurchased $15.0 million of common stock in open market transactions during the quarter.

•
On April 4, 2017, the company completed the acquisition of RDM Corporation of Canada for approximately $70.0 million, net of cash acquired. The acquisition was financed through cash on hand, primarily from the Company’s Canadian operations and the revolving credit facility.

•
At the end of the first quarter, the company had $739.5 million of total debt outstanding which includes approximately $417 million outstanding on the Company’s revolving credit facility and $321 million in term loans.

Second Quarter 2017:	Current Outlook (4/27/2017)
Revenue	$476 to $484 million
Diluted EPS – GAAP	$1.23 to $1.28
Adjusted Diluted EPS – Non-GAAP	$1.23 to $1.28

Third Quarter 2017:	Current Outlook (4/27/2017)
Revenue	$483 to $492 million
Diluted EPS – GAAP	$1.20 to $1.25
Adjusted Diluted EPS – Non-GAAP	$1.20 to $1.25

Full Year 2017:	Prior Outlook (1/26/2017)	Current Outlook (4/27/2017)
Revenue	$1.935 to $1.975 billion	$1.945 to $1.975 billion
Marketing Solutions & Other Services Revenue	$735 to $755 million	$735 to $755 million
Diluted EPS – GAAP	$5.10 to $5.30	$5.06 to $5.21
Adjusted Diluted EPS – Non-GAAP	$5.10 to $5.30	$5.15 to $5.30
Operating Cash Flow	$335 to $355 million	$330 to $350 million
Contract Acquisition Payments	approx. $23 million	approx. $23 million
Capital Expenditures	approx. $45 million	approx. $45 million
Depreciation and Amortization	approx. $127 million	approx. $123 million
Acquisition-Related Amortization	approx. $79 million	approx. $75 million
Cost and Expense Reductions	approx. $50 million	approx. $45 million
Effective Tax Rate	approx. 33%	approx. 32.5%

Earnings Call Information
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 1-844-634-1443 (access code 94232481). A presentation also will be available via a simultaneous webcast on the investor relations website at www.deluxe.com/investor. Alternatively, an audio replay of the call will be available on the investor relations website or by calling 1-855-859-2056 (access code 94232481).

Upcoming Management Presentations

•	May 3 Macquarie Business Services Conference in Boston

•	May 9 SunTrust Robinson Humphrey 2017 Internet & Digital Media Conference in San Francisco

•	May 17 Needham Emerging Technology Conference in New York

•	May 18 Global Mizuho SMID-Cap Opportunities Conference 2017 in Boston

•	June 6 Baird Global Consumer, Tech, and Services Conference in New York

•	June 8 Citi 2017 Small & Mid Cap Conference in New York

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Nearly 4.4 million small business customers access Deluxe's wide range of products and services, including customized checks and forms, as well as website development and hosting, email marketing, social media, search engine optimization and logo design. For our approximately 5,600 financial institution customers, Deluxe offers industry-leading programs in checks, data analytics and customer acquisition and treasury management solutions including fraud prevention and profitability. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of other payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services and financial technology solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2016.

Diluted EPS Reconciliation
The Company’s management believes that adjusted diluted EPS provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of certain items during 2017 and 2016 (restructuring and transaction-related costs and an asset impairment charge) that impact the comparability of reported net income and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Reported EPS reconciles to adjusted EPS as follows:

	Actual
	Q1 2017	Q1 2016
Reported Diluted EPS	$1.16	$1.18
Asset impairment charge	0.07	—
Restructuring-related costs	0.01	0.01
Transaction-related costs	0.01	—
Adjusted Diluted EPS	$1.25	$1.19

	Outlook
	Q2 2017	Q3 2017	Full Year 2017
Reported Diluted EPS	$1.23 to $1.28	$1.20 to $1.25	$5.06 to $5.21
Asset impairment charge			0.07
Restructuring-related costs	—	—	0.01
Transaction-related costs	—	—	0.01
Adjusted Diluted EPS	$1.23 to $1.28	$1.20 to $1.25	$5.15 to $5.30

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2017		2016
Product revenue	$372.2		$366.2
Service revenue	115.6		93.1
Total revenue	487.8		459.3
Cost of products	(132.4)	(27.1%)	(130.6)	(28.4%)
Cost of services	(46.8)	(9.6%)	(33.7)	(7.3%)
Total cost of revenue	(179.2)	(36.7%)	(164.3)	(35.8%)
Gross profit	308.6	63.3%	295.0	64.2%
Selling, general and administrative expense	(216.8)	(44.4%)	(201.5)	(43.9%)
Net restructuring charges	(1.0)	(0.2%)	(0.9)	(0.2%)
Asset impairment charge	(5.3)	(1.1%)	—	—
Operating income	85.5	17.5%	92.6	20.2%
Interest expense	(4.8)	(1.0%)	(5.2)	(1.1%)
Other income	0.5	0.1%	0.2	—
Income before income taxes	81.2	16.6%	87.6	19.1%
Income tax provision	(24.1)	(4.9%)	(29.5)	(6.4%)
Net income	$57.1	11.7%	$58.1	12.6%

Weighted average dilutive shares outstanding	48.7		49.2
Diluted earnings per share	$1.16		$1.18

Capital expenditures	$11.0		$10.2
Depreciation and amortization expense	29.6		21.9
Number of employees-end of period	5,997		5,817

Non-GAAP financial measure - EBITDA(1)	$115.6		$114.7
Non-GAAP financial measure - Adjusted EBITDA(1)	122.4		115.7

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and transaction-related costs and asset impairment charges) which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been impacted by acquisitions. Certain transactions in 2017 and 2016 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended March 31,
	2017	2016
Net income	$57.1	$58.1
Interest expense	4.8	5.2
Income tax provision	24.1	29.5
Depreciation and amortization expense	29.6	21.9
EBITDA	115.6	114.7
Restructuring-related costs	1.0	0.9
Transaction-related costs	0.5	0.1
Asset impairment charge	5.3	—
Adjusted EBITDA	$122.4	$115.7

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2017	December 31, 2016	March 31, 2016(1)
Cash and cash equivalents	$85.5	$76.6	$71.0
Other current assets	306.0	321.6	239.7
Property, plant & equipment-net	83.5	86.9	84.1
Intangibles-net	390.9	409.8	282.7
Goodwill	1,105.0	1,105.9	976.5
Other non-current assets	191.4	183.5	178.8
Total assets	$2,162.3	$2,184.3	$1,832.8

Current portion of long-term debt	$37.8	$35.8	$1.0
Other current liabilities	372.4	379.8	289.6
Long-term debt	701.7	722.8	614.0
Deferred income taxes	80.4	85.2	81.0
Other non-current liabilities	56.8	79.7	63.3
Shareholders' equity	913.2	881.0	783.9
Total liabilities and shareholders' equity	$2,162.3	$2,184.3	$1,832.8

Shares outstanding	48.5	48.5	48.9

(1) Prior period amounts have been revised to correct a prior period error. We corrected the presentation from current to non-current of amounts borrowed under our revolving credit facility and the related asset for debt issuance costs. This revision was not material to previously issued balance sheets and had no impact on previously reported amounts for total assets, total liabilities or shareholders' equity.

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2017	2016
Cash provided (used) by:
Operating activities:
Net income	$57.1	$58.1
Depreciation and amortization	29.6	21.9
Asset impairment charge	5.3	—
Contract acquisition payments	(6.1)	(9.3)
Other	(11.6)	2
Total operating activities	74.3	72.7
Investing activities:
Purchases of capital assets	(11.0)	(10.2)
Payments for acquisitions	(5.2)	(6.7)
Other	0.4	(4.1)
Total investing activities	(15.8)	(21.0)
Financing activities:
Net change in debt	(19.5)	(18.3)
Dividends	(14.6)	(14.7)
Share repurchases	(15.0)	(15.0)
Shares issued under employee plans	5.0	2.6
Other	(5.9)	(1.3)
Total financing activities	(50.0)	(46.7)
Effect of exchange rate change on cash	0.4	3.6
Net change in cash and cash equivalents	8.9	8.6
Cash and cash equivalents: Beginning of period	76.6	62.4
Cash and cash equivalents: End of period	$85.5	$71.0

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2017	2016
Revenue:
Small Business Services	$308.1	$290.3
Financial Services	140.8	127.2
Direct Checks	38.9	41.8
Total	$487.8	$459.3

Operating income:(1)
Small Business Services	$52.6	$51.1
Financial Services	20.4	26.7
Direct Checks	12.5	14.8
Total	$85.5	$92.6

Operating margin:(1)
Small Business Services	17.1%	17.6%
Financial Services	14.5%	21.0%
Direct Checks	32.1%	35.4%
Total	17.5%	20.2%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(1) Operating income includes the following restructuring and transaction-related costs in both periods and an asset impairment charge in 2017:

	Quarter Ended March 31,
	2017	2016
Small Business Services	$6.4	$0.8
Financial Services	0.4	0.2
Direct Checks	—	—
Total	$6.8	$1.0

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended March 31, 2017 and 2016. The Company’s management believes that operating income by segment, excluding restructuring and transaction-related costs and asset impairment charges, provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of items that impact the comparability of reported operating results and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING AND TRANSACTION-RELATED COSTS
AND ASSET IMPAIRMENT CHARGE
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2017	2016
Adjusted operating income:(1)
Small Business Services	$59.0	$51.9
Financial Services	20.8	26.9
Direct Checks	12.5	14.8
Total	$92.3	$93.6

Adjusted operating margin:(1)
Small Business Services	19.1%	17.9%
Financial Services	14.8%	21.1%
Direct Checks	32.1%	35.4%
Total	18.9%	20.4%

(1) Reported operating income reconciles to operating income excluding restructuring and transaction-related costs in both periods and an asset impairment charge in 2017 as follows:

	Quarter Ended March 31,
	2017	2016
Reported operating income	$85.5	$92.6
Restructuring and transaction-related costs and asset impairment charge:
Small Business Services	6.4	0.8
Financial Services	0.4	0.2
Direct Checks	—	—
Total	6.8	1.0
Adjusted operating income	$92.3	$93.6

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